                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

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
                                                                               NINE MONTHS
                         JULY 1, 1992 JULY 1 TO  OCTOBER 8 TO  DECEMBER 31,       ENDED
                         TO JUNE 30,  OCTOBER 7, DECEMBER 31, --------------- SEPTEMBER 30,
                             1993        1993        1993      1994     1995      1996
                         ------------ ---------- ------------ -------  ------ -------------
Earnings:
  Pre-tax income
   (loss)...............   ($1,162)     ($525)       $202     ($1,778)   $639  ($5,734)
                           -------      -----       -----     -------  ------ --------
  Add:
    Interest and fixed
     charges............     4,055        956         849       5,457  14,481   19,592
    Portion of rent
     under long-term
     operating leases
     representative of
     an interest
     factor.............         0          0           0           0       0        0
  Total earnings
   available for fixed
   charges..............     2,893        431       1,051       3,679  15,120   13,858
                           -------      -----       -----     -------  ------ --------
Fixed charges:
  Interest and fixed
   charges..............     4,055        956         849       5,457  14,481   19,592
  Portion of rent under
   long-term operating
   losses representative
   of an interest
   factor...............         0          0           0           0       0        0
  Total fixed charges...     4,055        956         849       5,457  14,481   19,592
                           -------      -----       -----     -------  ------ --------
Deficiency in earnings
 to cover fixed
 charges................     1,162        525         --        1,778     --     5,734
Ratio of earnings to
 fixed charges..........                             1.24                1.04
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